Exhibit 10.1

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 27, 2016, is by and among INVENTURE FOODS, INC., a Delaware corporation (the “Parent Borrower”), the Subsidiaries of the Parent Borrower identified on the signature pages hereof (such Subsidiaries, together with the Parent Borrower, are referred to herein each individually as a “Borrower” and individually and collectively, jointly and severally, as “Borrowers”), the lenders from time to time party to the Credit Agreement defined below (the “Lenders”) and BSP AGENCY, LLC, a Delaware limited liability company, in its capacity as agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, the “Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrowers, the Lenders and the Agent are parties to that certain Credit Agreement dated as of November 18, 2015 (as amended by that certain First Amendment to Credit Agreement dated as of March 9, 2016 and as may be further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrowers have requested that the Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein and in accordance with the applicable provisions of the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1          Amendment to Section 2.10.  Section 2.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.10        Fees.

(a)           Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)           In addition to any Make-Whole Premium or Call Premium applicable thereto, to the extent the Borrowers make any payment or prepayment of principal with respect to the Loans after the Second Amendment Effective Date, other than regularly scheduled principal payments pursuant to Section 2.1(a), the Borrowers shall pay to the Agent for the ratable account of each of the Lenders, a non-refundable fee in the amount of 2.00% of the aggregate principal amount of all outstanding Loans (the “Second Amendment Fee”).  Such  Second Amendment Fee shall be due and payable on the date of prepayment (whether or not an Event of Default is occurring and prior to and after acceleration of the Loans).

1.2          Amendment to Section 7.1.  Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.1          Fixed Charge Coverage Ratio.  Commencing with the second fiscal quarter of 2017, Borrowers will have a Fixed Charge Coverage Ratio, measured at the end of each fiscal quarter for the four (4) quarters then ended, of at least 1.1:1.0.

1.3          Amendment to Section 7.2.  Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.2          Total Leverage Ratio.  Borrowers will have a Total Leverage Ratio, measured at the end of each fiscal quarter during the period below, of not more than the ratio set forth opposite such date below:

Fiscal Quarters Ending	Ratio
April 2, 2017 through July 1, 2017	4.25:1.00
July 2, 2017 through September 30, 2017	4.00:1.00
October 1, 2017 through March 31, 2018	3.75:1.00
April 1, 2018 and thereafter	3.50:1.00

1.4          Amendment to Section 7.  Section 7 is hereby amended by adding the following new Section 7.3 to the end of such Section:

7.3          Consolidated EBITDA.  Commencing with the fiscal month ending April 30, 2017, Borrowers will have EBITDA, measured at the end of each fiscal month for the twelve (12) months then ended, of at least $18,000,000.

1.6          Amendment to Section 9.1.  Section 9.1 of the Credit Agreement is hereby amended by adding the following new paragraph to the end of such Section.

Without limiting the generality of Sections 2.4(g) and 2.10(b), and notwithstanding anything to the contrary in this Agreement or any Loan Document, it is understood and agreed that if the Obligations are accelerated hereunder pursuant to this Section 9.1, the Make-Whole Premium, the Call Premium and the Second Amendment Fee, if any, determined as of the date of acceleration, will also be due and payable and will be treated and deemed as though the applicable Loans were prepaid and the applicable Commitments were terminated as of such date and shall constitute part of the Obligations for all purposes herein.  The Make-Whole Premium, the Call Premium and the Second Amendment Fee, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE PREMIUM, CALL PREMIUM OR SECOND AMENDMENT FEE IN

CONNECTION WITH ANY SUCH ACCELERATION.  The Loan Parties expressly agree that (i) the Make-Whole Premium, the Call Premium and the Second Amendment Fee are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the Make-Whole Premium, the Call Premium and the Second Amendment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Premium, the Call Premium and the Second Amendment Fee, (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 9.1, (v) their agreement to pay the Make-Whole Premium, the Call Premium and the Second Amendment Fee is a material inducement to the Lenders to make the Loans, and (vi) (A) the Make-Whole Premium, the Call Premium and the Second Amendment Fee represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders, (B) it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such prepayment and (C) the such Make-Whole Premium, the Call Premium and the Second Amendment Fee represent liquidated damages and compensation for the costs of making funds available hereunder.

1.7          Amendment to Section 9.3.  Section 9.3 of the Credit Agreement is hereby amended by relettering the subsections in such Section such that subsection (g) shall become subsection (a), subsection (h) shall become subsection (b), subsection (i) shall become subsection (c), subsection (j) shall become subsection (d) and subsection (a) shall become subsection (e).

1.8          Amendment to Section 9.3(e)(A).  Section 9.3(e)(A) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(A) not be exercised on or prior to the fiscal quarter ended September 30, 2017,

1.9          New Definitions.  The following definitions are hereby added to Schedule 1.1 to the Credit Agreement in the appropriate alphabetical order

“Second Amendment Effective Date” shall mean September 27, 2016.

“Second Amendment Fee” has the meaning specified therefore in Section 2.10(b).

1.10        Amendment to Definition of Applicable Margin.  The definition of “Applicable Margin” set forth in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Total Leverage Ratio of Borrowers for the most recently completed fiscal month; provided, that for the period from the Closing Date through and including the date that the financial statements and Compliance Certificate required by Section 5.1 for the fiscal quarter ending on or about December 31, 2016 has been delivered to the Agent, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Total Leverage Ratio	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	<3.25 to 1.00	6.50%	7.50%
II	>3.25 to 1.00	7.00%	8.00%

Subject to the foregoing terms, each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans outstanding on and after the first Business Day following delivery to Agent of the financial statements required by Section 5.1 and the Compliance Certificate required by Section 5.1 indicating such change until the date immediately preceding the next date of delivery of such financial statements and Compliance Certificate indicating another such change; provided that if Borrowers fail to deliver any such financial statement or Compliance Certificate as and when required to be delivered under Section 5.1, the Total Leverage Ratio shall be deemed to be in excess of 3.25 to 1.00 (solely for purposes of this definition) during the period from the date on which such financial statement or certificate was required to be delivered until such financial statement or certificate is actually delivered.  In the event that any financial statements or Compliance Certificate is shown to be, or is acknowledged in writing to be, inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then Borrowers shall promptly deliver to Agent a corrected certificate for such period and (i) in the event of a higher Applicable Margin, Borrowers shall promptly (and, in any event, within ten Business Days after such inaccuracy is discovered) pay to Agent, for the benefit of the Lenders, the accrued additional interest owing as a result of such higher Applicable Margin for such period, or (ii) in the event of a lower Applicable Margin, the each Lender shall either (x) promptly (and in any event, within ten Business Days after such inaccuracy is discovered) pay to Borrowers the additional interest paid by Borrowers as a result of such lower Applicable Margin for such period, or (y) reduce the next payments that are due and owing from Borrowers hereunder by such amount.  Notwithstanding the foregoing to the contrary, as of the Second Amendment Effective Date, the Applicable Margin shall be set at the margin in the row styled “Level II”.

1.11        Amendment to Schedule 5.1.  Schedule 5.1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 5.1 hereto.

ARTICLE II
CONDITIONS TO EFFECTIVENESS

2.1          Closing Conditions.  This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Agent):

(a)           Executed Amendment.  The Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties, the Required Lenders and the Agent.

(b)           Default.  After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)           Fees and Expenses.

(i)            The Agent shall have received from the Parent Borrower, for the account of each Lender that executes and delivers this Amendment to the Agent by 5:00 p.m. (EST.) on or before the Amendment Effective Date (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee as set forth in the fee letter dated as of even date herewith by and between the Parent Borrower, on behalf of the Borrowers, and the Agent, on behalf of the Consenting Lenders.

(ii)           The Agent shall have received from the Parent Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and King & Spalding LLP shall have received from the Parent Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.

(d)           Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Agent and its counsel.

ARTICLE III
MISCELLANEOUS

3.1          Amended Terms.  On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment.  Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

3.2          Representations and Warranties of the Loan Parties.  Each of the Loan Parties represents and warrants as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)           This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)           After giving effect to this Amendment, the representations and warranties set forth in Article 4 of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)           After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)            The Loan Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Loan Documents and prior to all Liens other than Permitted Liens.

(g)           The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

3.3          Reaffirmation of Obligations.  Each Loan Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

3.4          Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

3.5          Expenses.  Each Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Agent’s legal counsel.

3.6          Further Assurances.  The Loan Parties agree to promptly take such action, upon the request of the Agent, as is necessary to carry out the intent of this Amendment.

3.7          Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

3.8          Counterparts; Telecopy.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

3.9          No Actions, Claims, Etc.  As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Agent, the Lenders, or the Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

3.10        GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

3.11        Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.12        General Release.  In consideration of the Agent’s and the Required Lenders’ willingness to enter into this Amendment, each Loan Party hereby releases and forever discharges the Agent, the Lenders and the Agent’s, and the Lender’s respective predecessors, successors, assigns, officers, managers, members, partners, equityholders, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Bank Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Loan Party may have or claim to have against any of the Bank Group in any way related to or connected with the Loan Documents and the transactions contemplated thereby.

3.13        Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Section 12 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWERS:	INVENTURE FOODS, INC.,
a Delaware corporation

	By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

RADER FARMS, INC.,
a Delaware corporation

	By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

FRESH FROZEN FOODS, INC.,
a Delaware corporation

	By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

WILLAMETTE VALLEY FRUIT COMPANY,
a Delaware corporation

	By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

SIGNATURE PAGE TO

SECOND AMENDMENT TO CREDIT AGREEMENT

POORE BROTHERS-BLUFFTON, LLC,
a Delaware limited liability company

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

BOULDER NATURAL FOODS, INC.,
an Arizona corporation

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

TEJAS PB DISTRIBUTING, INC.,
an Arizona corporation

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

LA COMETA PROPERTIES, INC.,
an Arizona corporation

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

BN FOODS, INC.,
a Colorado corporation

By:	/s/ Steve Weinberger
Name: Steve Weinberger
Title: Chief Financial Officer

SIGNATURE PAGE TO

SECOND AMENDMENT TO CREDIT AGREEMENT

AGENT AND LENDERS:	BSP AGENCY, LLC, a Delaware limited liability company, as Agent

	By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: Chief Financial Officer

PECM STRATEGIC FUNDING L.P.,
as a Lender

By: PECM Strategic Funding GP, L.P., its
general partner

By: PECM Strategic Funding GP Ltd.,
its general partner

	By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: Chief Financial Officer

GRIFFIN-BENEFIT STREET PARTNERS BDC CORP, as a Lender

	By:	/s/ Howard S. Hirsul
Name: Howard S. Hirsul
Title: VP - Secretary

BENEFIT STREET PARTNERS SMA-C L.P., as a Lender

	By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: Chief Financial Officer

SIGNATURE PAGE TO

SECOND AMENDMENT TO CREDIT AGREEMENT

PROVIDENCE DEBT FUND III L.P.,
as a Lender

By: Providence Debt Fund III GP L.P., its general
partner

By: Providence Debt Fund III Ultimate GP Ltd., its
general partner

By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: Chief Financial Officer

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND SPV LLC, as a Lender

By: Benefit Street Partners Capital Opportunity Fund L.P., its managing member

By: Benefit Street Partners Capital Opportunity Fund GP L.P., its general partner

By: Benefit Street Partners Capital Opportunity Fund Ultimate GP LLC, its general partner

By:	/s/ Bryan Martoken
Name: Bryan Martoken
Title: Chief Financial Officer

SIGNATURE PAGE TO

SECOND AMENDMENT TO CREDIT AGREEMENT

Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

if an Event of Default has occurred and is continuing and in any event, commencing with the fiscal month ending April 30, 2017, as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent Borrower’s fiscal quarters) after the end of each month during each of Borrower’s fiscal years, an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow and statement of shareholder’s equity covering Parent Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management,

(a)                   a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA,

(b)                   to the extent applicable, a calculation of the Fixed Charge Coverage Ratio and the Total Leverage Ratio that is required to be delivered under the Agreement, and

(c)       any compliance certificate delivered under the ABL Credit Agreement.

as soon as available, but in any event within 45 days after the end of each quarter during each of Parent Borrower’s fiscal years,

an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow and statement of shareholder’s equity covering Parent Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, prepared in accordance with GAAP as well as on an internally-determined “mark-to-market” basis, together with a corresponding discussion and analysis of results from management,

(a)      a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(b)                   a calculation of the Fixed Charge Coverage Ratio and Total Leverage Ratio that is required to be delivered under the Agreement,

(c)                    a certification of compliance with all applicable United States Department of Agriculture and the Food and Drug Administration rules and policies and rules and policies of any other Governmental Authority relating to Food Security Laws, including, if requested by Agent, a third-party expert certification audit or Food and Drug Administration inspection of the Loan Parties quality system, and

(d)      any compliance certificate delivered under the ABL Credit Agreement.

as soon as available, but in any event within 90 days after the end of each of Parent Borrower’s fiscal years,

(a)      consolidated and consolidating financial statements of Parent Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with Article 7 of the Agreement (other than any qualification or exception attributable solely to the occurrence of the stated maturity of any Revolving Loans within 12 months after the date of such opinion)), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management), as well as on an internally-determined “mark-to-market” basis,

(b)                   a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(c)                    a calculation of the Fixed Charge Coverage Ratio and Total Leverage Ratio that is required to be delivered under the Agreement, and

(d)      any compliance certificate delivered under the ABL Credit Agreement.

as soon as available, but in any event within 15 days after the start of each of Parent Borrower’s fiscal years,

(a)      copies of Parent Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, exercising reasonable (from the perspective of a secured term-based lender) business judgment, for the forthcoming 3 years, certified by the chief financial officer of Parent Borrower as being such officer’s good faith estimate of the financial performance of Parent Borrower during the period covered thereby.

if and when filed by Parent Borrower,

(a)      Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports (if any when requested by Agent),

(b)                   any other filings made by Parent Borrower with the SEC, and

(c)       any other information that is provided by Parent Borrower to its shareholders generally.

promptly, but in any event within 5 days after any Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(a) notice of such event or condition and a statement of the curative action that the Borrowers propose to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent Borrower or any of its Subsidiaries,

(a)      notice of all actions, suits, or proceedings brought by or against Parent Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(a) any other information reasonably requested relating to the financial condition of Parent Borrower or its Subsidiaries.